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                                                                    EXHIBIT 99.4



                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT



               The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated ____________ (the "Option Agreement") by and between InSite Vision Incorporated (the "Corporation") and ___________ ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Corporation's 1994 Stock Option Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                        INVOLUNTARY TERMINATION FOLLOWING
                              CORPORATE TRANSACTION

               1. Should there occur an Involuntary Termination of Optionee's Service within twelve (12) months following a Corporate Transaction in which the option is assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, then this Option, to the extent such Option is at the time outstanding but not otherwise fully exercisable, shall automatically accelerate so that this Option shall immediately become exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those shares as fully vested shares. This Option as so accelerated shall remain exercisable until the earlier of (i) the Expiration Date or (ii) the sooner termination of the Option under Paragraph 5 of the Option Agreement.

               2. For purposes of this Addendum, the following definitions shall be in effect:

                  CORPORATE TRANSACTION shall mean any of the following stockholder-approved transactions:

                  - a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to such transaction, or

                  - the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

               INVOLUNTARY TERMINATION shall mean the termination of the Optionee's Service which occurs by reason of:

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                    (i) the Optionee's involuntary dismissal or discharge by the
        Corporation for reasons other than Misconduct, or

                   (ii) the Optionee's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any incentive performance plan) by more than fifteen percent (15%) or (C) a relocation of the Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the Optionee's consent.

               MISCONDUCT shall mean the Optionee's commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Optionee which adversely affects the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

               IN WITNESS WHEREOF, InSite Vision Incorporated has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                                            INSITE VISION INCORPORATED


                                            By:_________________________________

                                            Title:______________________________


                                            ____________________________________
                                                          OPTIONEE


EFFECTIVE DATE: _______________, 199__



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